Exhibit 99.1

CDRR Investors, Inc.

Index

Page(s)
Audited Consolidated Financial Statements

Independent Registered Public Accounting Firm’s Report of Ernst & Young LLP for the year ended and as of December 31, 2014	F-2

Consolidated Balance Sheet as of December 31, 2014	F-3

Consolidated Statement of Operations for the Year Ended December 31, 2014	F-4

Consolidated Statement of Stockholders’ Equity for the Year Ended December 31, 2014	F-5

Consolidated Statement of Cash Flows for the Year Ended December 31, 2014	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Beacon Roofing Supply, Inc.

We have audited the accompanying consolidated balance sheet of CDRR Investors, Inc. (the Company) as of December 31, 2014, and the related consolidated statement of operations, equity and cash flows for the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CDRR Investors, Inc. at December 31, 2014, and the consolidated results of its operations and its cash flows for the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ERNST & YOUNG LLP

Dallas, Texas

February 16, 2016

CDRR Investors, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

December 31, 2014

Assets
Current assets:
Cash	$9,143
Accounts receivable, trade, less allowance
for doubtful accounts of $7,731 and $6,803	130,547
Inventories, net	105,752
Deferred income taxes	1,986
Prepaid expenses and other current assets	1,206
Total current assets	248,634

Property and equipment, net of accumulated depreciation	38,393

Other assets:
Intangible assets, net of accumulated amortization	151,870
Goodwill	336,247
Other	23,206
Total other assets	511,323
Total assets	$798,350

Liabilities and Stockholders' equity
Current liabilities:
Accounts payable, trade	$68,287
Accrued expenses	36,866
Current maturities of term loan	3,150
Current maturities of capital lease obligations	2,966
Short-term note payable	407
Total current liabilities	111,676

Long-term liabilities:
Line of credit	35,700
Term loan, less current maturities	302,963
Senior debt	200,000
Capital lease obligations, less current maturities	16,904
Deferred income tax liability	25,256
Total long-term liabilities	580,823
Total liabilities	692,499

Commitments and contingencies (Note 11)

Stockholders' equity:
Common stock, $0.01 par value, 40,000,000 shares authorized
21,920,864 and 21,983,264 issued and outstanding, respectively	222
Additional paid in capital	229,444
Treasury stock, 139,500 and 10,000 shares held, respectively	(1,395)
Accumulated deficit	(122,955)
Controlling stockholders' equity	105,316
Non-controlling interests	535
Total equity	105,851
Total liabilities and stockholders' equity	$798,350

See accompanying Notes

CDRR Investors, Inc.

Consolidated Statement of Operations

(in thousands)

Year Ended
December 31, 2014

Sales, net	$1,109,139
Cost of sales	860,507
Gross profit	248,632

Operating expenses:
Distribution costs	45,841
General and administrative expenses	138,126
Depreciation and amortization	49,234
Total operating expenses	233,201
Income from operations	15,431

Other (expense) income:
Interest expense	(43,886)
Interest income	1,041
Other	(304)
Total other expense, net	(43,149)

Loss before income taxes	(27,718)
Income tax expense	5,570
Net loss	(33,288)

Net income attributable to non-controlling interests	149
Net loss attributable to controlling stockholders' interest	$(33,437)

See accompanying notes.

CDRR Investors, Inc.

Consolidated Statement of Stockholders' Equity

(in thousands)

	Common Stock	Add'l Paid In Capital	Treasury Stock	Retained Deficit	Non-controlling Interests	Total Equity

Balance at December 31, 2013	$221	$226,754	$(100)	$(89,518)	$473	$137,830

Common stock issued	1	670	-	-	-	671

Treasury stock purchased	-	-	(1,295)	-	-	(1,295)

Distributions to non-controlling interests	-	-	-	-	(57)	(57)

Purchase of non-controlling interests	-	(320)	-	-	(30)	(350)

Stock-based compensation	-	2,340	-	-	-	2,340

Net loss	-	-	-	(33,437)	149	(33,288)

Balance at December 31, 2014	$222	$229,444	$(1,395)	$(122,955)	$535	$105,851

See accompanying notes.

CDRR Investors, Inc.

Consolidated Statement of Cash Flows

(in thousands)

Year Ended
December 31, 2014

Operating activities:
Net loss, including non-controlling interests	$(33,288)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	54,798
Provision for doubtful accounts	3,172
Deferred income taxes	5,297
Stock-based compensation expense	2,340
Gain on sale of property and equipment	(228)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, trade	(21,847)
Inventories	(18,713)
Prepaid expenses and other current assets	923
Other long-term assets	(588)
Accounts payable, trade	(6,599)
Accrued expenses	2,223
Net cash flows used in operating activities	(12,510)

Investing activities:
Proceeds from sale of property and equipment	418
Purchases of property and equipment	(13,249)
Net cash flows used in investing activities	(12,831)

Financing activities:
Proceeds from line of credit, net	35,700
Payments of long-term debt	(3,150)
Payments of short-term note	(738)
Principal payments of capital lease obligations	(2,422)
Common stock issued	671
Treasury stock purchase	(1,295)
Purchase of non-controlling interest	(350)
Distributions to non-controlling interests	(57)
Net cash flows provided by financing activities	28,359

Net increase in cash	3,018
Cash, beginning of period	6,125
Cash, end of period	$9,143

Supplemental cash flow information:
Noncash investing activities:
Noncash purchases of property and equipment	$7,362
Federal income taxes paid	$-
State income taxes paid	$365
Interest paid	$38,301

See accompanying notes.

CDRR Investors, Inc.
Notes to Consolidated Financial Statements

Year Ended December 31, 2014

1. The Company

Description of Business and Organization

CDRR Investors, Inc. (the Company) was acquired by Beacon Roofing Supply, Inc. on October 1, 2015; see Note 3 “Subsequent Events” for more information.

The Company conducts no independent business operations, but acts as the legal entity which indirectly holds all of the ownership equity in Roofing Supply Group, LLC (the Operating Company). The Operating Company was formed on July 3, 2006, to acquire the majority interests of 36 entities that were affiliated through common ownership and collectively referred to as the Roofing Supply Group (RSG). The Operating Company was formerly a wholly owned subsidiary of Roofing Supply Group Holdings, Inc. On May 31, 2012, Roofing Supply Group Holdings, Inc. was acquired by CDRR Holding, Inc. (the Parent of Operating Company), which is a wholly owned subsidiary of the Company. A majority of the non-controlling interests in the RSG affiliated entities were purchased in this transaction.

On April 18, 2012, Roofing Supply Group Holdings, Inc. entered into an Agreement and Plan of Merger with CDRR Holding, Inc. and CDRR MS, Inc., a wholly owned acquisition subsidiary, to sell its shares to CDRR MS, Inc. (CDRR Acquisition). On May 31, 2012, the effective date of the CDRR Acquisition, CDRR MS, Inc. acquired 100% of Roofing Supply Group Holdings, Inc.’s outstanding common stock. As part of the transaction, CDRR MS, Inc. and Roofing Supply Group Holdings, Inc. were merged into the Operating Company, which continues as the surviving operating entity.

Through its various operating subsidiaries, the Company, based in Dallas, Texas, is one of the largest wholesale distributors of roofing supplies and related building materials in the United States. Through its network of more than 80 branches located throughout the United States, the Company primarily provides one-step distribution services from the roofing product manufacturers to roofing contractors, home builders, retailers and other end users. Based on qualitative and quantitative criteria the Company operates in one reportable segment.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include the accounts of the Company and its wholly owned and majority-owned subsidiaries. The non-controlling interest’s share in the equity of the minority-owned subsidiaries is presented as a separate component of equity in the consolidated balance sheet and consolidated statement of equity, and the net income attributable to the non-controlling interest is presented in the consolidated statement of operations. All intercompany transactions and balances have been eliminated.

Unless otherwise indicated, references in the report to “we,” “us,” or “our” refer to CDRR Investors, Inc. and its subsidiaries, taken as a whole.

Other Comprehensive Income

The Company does not have components of Other Comprehensive Income; therefore, Net Income is equal to Comprehensive Income.

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions.

Cash

As of December 31, 2014 cash consists of cash held at financial institutions.

Inventories and Rebates

Inventories, consisting substantially of finished purchased roofing products, are valued at the lower of cost or market. Cost is determined using the moving weighted-average cost method. All inventories are purchased and sold as finished goods.

The Company’s arrangements with vendors typically provide for monthly, quarterly, and/or annual rebates of a specified amount of consideration payable when a number of measures have been achieved, generally related to a specified cumulative level of calendar-year purchases. The Company accounts for such rebates as a reduction of the costs of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the consolidated statement of operations. Throughout the year, the Company estimates the amount of rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements as of December 31, 2014 were $30.1 million and are included in “Accounts payable, trade” in the consolidated balance sheet.

Accounts Receivable, Trade

The Company’s accounts receivable are principally from customers in the building industry located in the United States. The Company performs continuing credit evaluations of its customers’ financial condition and generally does not require collateral. We review accounts receivable on a quarterly basis to determine if any accounts will potentially be uncollectible. The Company includes any such uncollectible accounts, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance for doubtful accounts. Based upon the information available to us, management believes the allowance for doubtful accounts as of December 31, 2014 is adequate. However, actual write-offs might exceed the recorded allowance. The Company had no significant concentrations of credit risk.

Property and Equipment

Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of acquisition and depreciated using the straight-line method over the remaining lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives. The following is a summary of the estimated useful lives:

Assets	Estimated Useful Lives

Machinery and equipment	5 to 7 years
Vehicles	5 to 8 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the lease term or 5 years

Expenditures for major renewals and betterments that extend the useful life of property and equipment are capitalized. Expenditures for maintenance are charged to expense as incurred.

2. Summary of Significant Accounting Policies (continued)

Assets under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

Goodwill and Intangible Assets

Our goodwill and intangible assets have resulted from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable, assets and liabilities, including non-compete agreements, customer-related intangible assets, and trademarks, with the remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.

A trademark is determined to have an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark is based on a number of factors, including the competitive environment, trademark history, and anticipated future trademark support.

Non-compete agreements are generally amortized on a straight-line basis over the terms of the associated contractual agreements. Customer relationships are amortized on an accelerated basis based on the expected cash flows generated by the existing customers, generally eight years.

Impairment of Long-Lived Assets

In accordance with accounting standards related to goodwill and other intangible assets, we do not amortize goodwill and other intangible assets determined to have indefinite useful lives. Instead, we conduct impairment tests on our goodwill and indefinite-lived trademarks annually as of September 30.

The goodwill impairment test is a two-step process with step one requiring the comparison of the reporting unit’s estimated fair value with the carrying amount of its net assets. If necessary, step two of the impairment test determines the amount of goodwill impairment to be recorded when the reporting unit’s recorded net assets exceed its fair value. The Company has a single reporting unit. The estimates and judgments that most significantly affect the fair value calculations are assumptions, consisting of Level 3 inputs, related to revenue growth and anticipated gross margin improvements. We did not recognize any impairment charges related to goodwill during the year ended December 31, 2014.

Similarly, the indefinite-lived impairment test requires the comparison of estimated fair value of the Company’s indefinite-lived intangible assets with the carrying amount. The estimates and judgments that most significantly affect the fair value calculation of the indefinite-lived impairment test (Level 3 inputs) relate to assumed future revenue growth and estimated royalty rates. We did not recognize any impairment charges related to indefinite-lived intangibles during the year ended December 31, 2014.

Long-lived assets, including property, plant, and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment of long-lived assets identified during the year ended December 31, 2014.

Revenue Recognition

The Company generally recognizes revenue upon delivery of the product and transfer of title to the customer, which typically occurs upon pick up at the Company’s branch locations or upon delivery to the customer’s site.

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company provides for stock-based compensation expense in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC ) 718, Compensation-Stock Compensation. Accordingly, the Company is required to determine costs of employee share-based payments at the fair value on the awards’ grant date and recognize such costs over the requisite service period. The Company recognizes share-based compensation ratably using the straight-line method over the vesting period. In addition, pursuant to ASC 718, the Company is required to estimate the amount of expected forfeitures when calculating share-based compensation. We estimate forfeitures at the date of grant based on our historical experience and future expectations.

Income Taxes

Deferred income taxes result from temporary differences between the financial statement and income tax basis of investment in subsidiaries for certain subsidiaries and assets and liabilities for other subsidiaries. The Company adjusts the deferred tax asset valuation allowance based on judgments of future realization of the deferred tax assets supported by demonstrated trends in the Company’s operating results.

Shipping and Handling Fees

Our shipping and handling costs are included in operating expenses, which consists primarily of those costs associated with moving inventory from our branch locations to our customers, including product loading and handling at company-owned facilities. Shipping and handling costs for the year ended December 31, 2014 was approximately $16.8 million.

3. Subsequent Events

Management of the Company evaluated subsequent events through February 16, 2016, which is the date the audited consolidated financial statements were available to be issued.

On July 27, 2015, Roofing Supply Group, LLC announced that it entered into a definitive merger agreement to be acquired by Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”), the largest publicly-traded distributor of residential and commercial roofing materials and complementary building products in the United States, in a cash and stock transaction valued at approximately $1.1 billion. Under the terms of the agreement, shareholders of the Company’s parent, CDRR Investors, Inc., will receive approximately $286 million in cash and a specific quantity of Beacon common stock that had a value of $291 million in the days immediately preceding the signing of the transaction on July 27. The transaction closed on October 1, 2015. Additional details related to the transaction, including a copy of the Merger Agreement, can be found on the Company’s Form 8-K Current Report filed with the SEC on July 27, 2015.

4. Property and Equipment, net

Property and equipment at December 31, 2014 consisted of the following:

	Owned assets	Assets under capital lease
	(In thousands)

Machinery and equipment	$9,517	$3,009
Vehicles	14,211	22,278
Furniture and equipment	6,367	–
Leasehold improvements	4,235	–
	34,330	25,287
Less: accumulated depreciation	(12,848)	(8,376)
	$21,482	$16,911

Depreciation expense, including depreciation of assets under capital lease, for the year ended December 31, 2014 was approximately $10.4 million.

5. Goodwill and Intangibles

Goodwill totaled $336.2 million at December 31, 2014 and we did not recognize any impairment charges related to goodwill during the year.

Intangibles at December 31, 2014 consisted of the following:

	Gross Carrying amount	Accumulated amortization	Net carrying amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks	$51,335	$–	$51,335
Intangible assets with finite lives:
Customer relationships and other	217,862	(117,327)	100,535
Total	$269,197	$(117,327)	$151,870

5. Goodwill and Intangibles (continued)

Amortization expense related to intangible assets amounted to approximately $38.8 million for the year ended December 31, 2014. Estimated future annual amortization amounts for the above amortizable intangible assets as of December 31, 2014, is as follows:

Future Amortization
(In thousands)

2015	$30,477
2016	23,523
2017	18,017
2018	13,979
2019	10,830
Thereafter	3,709
$100,535

We did not recognize any impairment charges related to indefinite-lived intangibles during the year ended December 31, 2014.

6. Accrued Expenses

Accrued expenses at December 31, 2014 consisted of the following:

Amount
(In thousands)

Sales tax	$5,136
Wages and salaries	13,813
Insurance	2,994
Property and other taxes	1,340
Customer incentives	7,227
Interest	3,357
Other	2,999
$36,866

7. Financing Arrangements

As a result of the CDRR acquisition, on May 31, 2012, we entered into a seven-year $290 million senior secured credit facility (Senior Credit Facility), which was amended on October 17, 2012, to $315 million, and a five-year $175 million asset-based revolving line of credit facility (ABL Credit Facility), and issued $200 million senior unsecured notes (Notes). The proceeds from the term loan issued under the Senior Credit Facility (Term Loan) and Notes issued were used to finance the acquisition and extinguish predecessor debt. The Company incurred financing costs totaling approximately $34.4 million. The amendment of the Senior Credit Facility on October 17, 2012, was treated as a debt modification. . On October 1, 2015, the outstanding indebtedness of the Senior Credit Facility, ABL Credit Facility and Notes were repaid by Beacon.

The Senior Credit Facility expires May 31, 2019, and the $315 million Term Loan issued is guaranteed unconditionally, jointly, and severally by the Parent of the Operating Company, on a senior basis and is collateralized by a lien on substantially all assets of the Operating Company, its parent, and its domestic subsidiaries. The Senior Credit Facility agreement contains an accordion provision that provides for incremental loans up to a maximum of $75 million. The Company is required to make principal payments of approximately $0.8 million a quarter, and is required to prepay the Term Loan subject to the Company’s excess cash flow based upon fiscal year-end results starting December 31, 2013. Voluntary prepayments of borrowings are permitted at any time, subject to a minimum principal amount requirement. At the Company’s election, the Term Loan bears interest at the alternative base rate (the ABR) plus an applicable margin of 2.75%, whereas the ABR is the higher of the i) prime rate, ii) federal funds effective rate plus 0.50%, iii) adjusted LIBOR plus 1.00%, or iv) 2.25% (ABR Loans), or LIBOR, subject to a floor of 1.25%, plus an applicable margin of 3.75% (Eurodollar Loans). The terms of the Senior Credit Facility include operating and financial restrictive covenants, including, among others, limitations on the Company’s ability to incur indebtedness, pay dividends, make investments, create liens, sell assets and subsidiary stock, engage in mergers, consolidations, transfer assets, or change of control, or enter into different lines of business not reasonably related to current line of business, and the Company is required to comply with a total leverage ratio and excess cash flow calculations, as defined by the agreement.

At December 31, 2014 the Term Loan balance was $306.1 million, net of unamortized portion of the original issue debt discount of $1.8 million.

The ABL Credit Facility provides a line of credit up to a maximum of $175 million and terminates on May 31, 2017. The ABL Credit Facility provides for revolving loans (Revolving Loans), swingline loans (Swingline Loans), and letters of credit (Letters of Credit). The ABL Credit Facility agreement contains an accordion provision that provides for a $75 million increase in the facility. The amount of availability is determined based upon advance rates applied to eligible accounts receivable and eligible inventory less outstanding borrowings under the ABL Credit Facility. As of December 31, 2014, based on the November 30, 2014, calculation submitted to the lending institution, the Company’s borrowing base available under the ABL Credit Facility was $175.0 million, reduced by outstanding loans of $35.7 million and $5.7 million in Letters of Credit, for net availability of $133.6 million. Extensions of credit under the ABL Credit Facility are guaranteed unconditionally, jointly, and severally by the Parent of the Operating Company, on a senior basis and are collateralized by a lien on substantially all assets of the Operating Company, its parent, and its domestic subsidiaries. Accounts receivable, cash, and inventory are deemed priority collateral with regard to the Company’s Term Loan. At the Company’s election, loans bear interest at the alternative base rate or LIBOR, plus an applicable margin. The alternative base rate is the higher of the i) prime rate, ii) federal funds effective rate plus 0.500%, or iii) adjusted LIBOR plus 1.000%. The applicable margin is determined by average excess availability and ranges from 0.750% to 1.250% for alternative base rate, and from 1.750% to 2.250% when LIBOR is elected. The Revolving Loans are subject to a commitment fee ranging from 0.250% to 0.375%. The rate is determined based upon average daily usage of the credit line and is applied to unused credit line amounts. Letters of Credit are subject to a 2.000% fee based upon the daily amount outstanding. The terms of the ABL Credit Facility include operating and financial restrictive covenants, including, among others, limitations on the Company’s ability to incur indebtedness, pay dividends, make investments, create liens, sell assets, and subsidiary stock, engage in mergers, consolidations, transfer assets, or change of control, or enter into different lines of business not reasonably related to current line of business, and the Company is required to comply with a consolidated fixed charge coverage ratio and borrowing base calculations, as defined by the agreement. As of December 31, 2014, outstanding loans under the ABL Credit Facility totaled $35.7 million.

The Company issued senior notes totaling $200 million in connection with its acquisition. The notes bear interest at 10.0% and mature June 1, 2020. Interest on the notes is payable semi-annually on June 1 and December 1 of each year, beginning December 1, 2012. The notes are unsecured and guaranteed by each of our domestic subsidiaries. The agreement provides for certain covenants including, among others, certain restrictions on additional indebtedness and dividends, all as defined by the

7. Financing Arrangements (continued)

agreement. The Company can redeem all or part of the notes at the following redemption prices: 2015, 107.5%; 2016, 105.0%; 2017, 102.5%; and 2018 and thereafter, 100.0%.

At December 31, 2014 the Company was in compliance with the covenants and terms of the financing agreements in effect.

The Company had standby letters of credit outstanding at December 31, 2014 totaling $5.7 million, substantially all of which are a part of its general insurance program for the benefit of our insurance underwriters. These letters of credit had expiration dates in 2015, with one-year auto renewal clauses, and all have been renewed for an additional year.

Scheduled maturities, excluding capital lease obligations under the agreements, are as follows:

Amount
(In thousands)

2015	$3,150
2016	3,150
2017	3,150
2018	3,150
2019	295,312
Thereafter	200,000
507,912
Less unamortized original issue discount	(1,799)
$506,113

The $34.4 million in financing costs related to the Senior Credit Facility, ABL Credit Facility, and Notes are deferred and recorded as interest expense over the terms of the related debt agreements ranging up to eight years. Total deferred financing costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheet was $21.3 million as of December 31, 2014. Interest expense related to these deferred financing costs was $5.6 million for the year ended December 31, 2014.

8. Fair Value of Financial Instruments

FASB ASC 825-10-50 "Financial Instruments - Fair Value of Financial Instruments" (ASC 825-10-50), requires the Company to disclose the estimated fair values of its financial instruments. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2014. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The Company's financial instruments consist mainly of cash, accounts receivable, accounts payable, and borrowings under the Company's revolving line of credit and long-term debt. The carrying value for cash, accounts receivable, accounts payable, and revolving line of credit borrowings approximates their fair value, principally due to the short-term maturities of these instruments.

8. Fair Value of Financial Instruments (continued)

The fair value of our Notes and Term Loan was determined based on quoted market prices (Level 2 in U.S. GAAP fair value hierarchy). The following table presents the carrying value and fair value of our Notes and Term Loan at December 31, 2014:

	Carrying value	Fair value
	(In thousands)

Notes	$200,000	$198,500
Term loan	306,113	302,139

As of December 31, 2014 the carrying value and fair value of outstanding loans under the ABL Credit Facility totaled $35.7 million.

9. Stock Option Plan

In 2012, the Company adopted the CDRR Investors, Inc. Stock Incentive Plan (the CDRR Plan) which allowed for the granting of options to purchase up to 3,149,664 shares of CDRR Investors, Inc. common stock in the form of stock options or stock awards to key employees and members of the Board of Directors. With respect to the options granted to employees, the options have a ten-year term with vesting at the rate of 20% per year. With respect to options granted to Directors, the options have a ten-year term and are fully vested on the date of grant. All options granted had an exercise price of $10 per share. On October 1, 2015, coincident with Beacon’s acquisition of the Company, all stock options were settled in cash, Beacon common stock or substitute Beacon options in accordance with the terms of the CDRR Plan.

During the year the Company granted 338,500 options to purchase shares of CDRR Investors, Inc. common stock. At December 31, 2014 there were 1,948,850 options outstanding of which 572,650 shares were fully vested and exercisable. The fair value of shares vested was $4.5 million at December 31, 2014. The weighted-average grant date fair value of stock options granted during the year was $7.91 based on the Black-Scholes option valuation model.

Activity relating to stock option issuance under the stock option plan is as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual life
Balance, December 31, 2013	2,003,750	10	9.2

Options granted	338,500	10	–
Options exercised	–	–	–
Options forfeited/expired	393,400	10	–
Balance, December 31, 2014	1,948,850	$10	8.5
Exercisable at December 31, 2014	572,650	$10	8.2

9. Stock Option Plan (continued)

Compensation cost arising from stock options granted to employees and non-employee directors is recognized as expense using the straight-line method over the vesting period. As of December 31, 2014 there was $9.6 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized on a straight-line basis over the remaining service period. The Company recorded stock-based compensation expense of approximately $2.3 million for the year ended December 31, 2014.

CDRR Investors, Inc. issued a stock option to a selling shareholder for 428,571 shares of CDRR Investors, Inc.’s common stock as additional consideration with the merger. The option has an exercise price of $30 per share and is immediately exercised upon a liquidation event and was valued at $2.4 million.

The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, including Black-Scholes, require the input of highly subjective assumptions, including the expected stock price volatility. The fair value of each option granted was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

Dividend yield	0%
Expected lives of options (years)	6.50
Risk-free interest rate	1.96 – 2.20%
Expected volatility	100.00%

Expected lives of the options granted and expected volatilities are based on the expected lives and historical volatilities of an industry peer group’s stock.

10. Income Taxes

The provision for income tax expense for the year ended December 31, 2014 consisted of the following:

Amount
(In thousands)
Current	$273
Deferred	5,297
$5,570

The components of the Company’s deferred income taxes as of December 31, 2014 are as follows:

Amount
(In thousands)
Deferred income tax asset (liability) – current
Allowance for doubtful accounts	$2,890
Inventories	2,324
Accrued bonuses	2,317
Accrued insurance	1,149
Stock based compensation	2,233
Other	1,114
12,027
Less: valuation allowance	(10,041)
Net deferred income tax asset – current	$1,986

Deferred income tax asset (liability) – non-current
Outside basis in limited liability companies	$509
Capitalized acquisition costs	2,243
Net operating loss carryforwards	50,375
Other	2,401
Property and equipment	(7,080)
Intangibles – tradenames	(12,266)
Intangibles – identified	(5,098)
Intangibles – goodwill	(11,004)
20,080
Less: valuation allowance	(45,336)
Net deferred income tax asset (liability) – non-current	$(25,256)

10. Income Taxes (continued)

At December 31, 2014, we had net operating loss carryforwards for federal and state tax purposes totaling approximately $126 million and $155 million, respectively, which can be used to offset taxable income through 2034. We generated federal losses for tax reporting purposes of approximately $19 million for the year ended December 31, 2014.

We currently have significant deferred tax assets. ASC 740, Income Taxes, requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Furthermore, ASC 740 provides that it is difficult to conclude that a valuation allowance is not needed when there are cumulative losses in recent years. Based on this guidance, we have determined that a full valuation allowance against the deferred tax assets is required. Our valuation allowance totaled $55.4 million as of December 31, 2014.

Effective January 1, 2009, we adopted ASC 740-10 Uncertain Tax Positions, which did not have a material impact on the consolidated financial statements.

The Company’s policy is to classify any interest and penalties associated with income taxes as income tax expense. Roofing Supply Group Holdings, Inc.’s and the Company’s 2009 through 2014 tax years, along with the Company’s subsidiaries’ federal and state tax returns for the same periods, are subject to examination by federal and state taxing jurisdictions.

11. Commitments and Contingencies and Related-Party Transactions

Leases

The Company conducts its operations in leased facilities, which are accounted for as operating leases. Generally, the leases provide that the Company pay a base rent plus all insurance, maintenance, and all other costs and expenses associated with the use of the buildings.

Total rent expenses related to leased facilities was approximately $13.8 million for the year ended December 31, 2014. Rent attributable to leases with related parties totaled approximately $5.0 million for the year ended December 31, 2014.

The Company also leases certain equipment, including delivery trucks, under operating leases with third parties. Total expense for those leases was approximately $1.0 million for the year ended December 31, 2014.

At December 31, 2014, the minimum rental commitments under all non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

	Equipment leases	Related-party facility leases	Third-party facility leases	Total operating Lease commitments
	(In thousands)
For the year ending December 31:
2015	$–	$4,931	$9,140	$14,071
2016	–	4,494	7,979	12,473
2017	–	2,917	6,482	9,399
2018	–	204	4,880	5,084
2019	–	68	1,885	1,953
Thereafter	–	–	858	858
	$–	$12,614	$31,224	$43,838

During 2014, the Company entered into various capital lease agreements for the purchase of vehicles and equipment. The terms of these agreements range from five to eight years. The gross amount of these capital leases was $25.3 million as of December 31, 2014 and related amounts of accumulated amortization was $8.4 million.

11. Commitments and Contingencies and Related-Party Transactions (continued)

At December 31, 2014, scheduled maturities under the capital lease agreements are as follows:

	Total	Principle	Interest
	(In thousands)
2015	$4,045	$2,971	$1,074
2016	3,872	2,970	902
2017	3,997	3,274	723
2018	3,785	3,243	542
2019	4,037	3,687	350
Thereafter	4,604	3,725	879
	$24,340	$19,870	$4,470

11. Commitments and Contingencies and Related-Party Transactions (continued)

401(K) Profit Sharing Plan

The Company adopted a 401(K) profit-sharing plan (the Plan) covering all employees of the Company. The Plan allows for discretionary contributions to be made by the Company on behalf of the employees. Total discretionary contributions were approximately $0.5 million for the year ended December 31, 2014.

Management Fees

The Company entered into a consulting agreement with Clayton, Dubilier and Rice, a related party that provides for annual payments totaling $2 million. The Company recorded fees to Clayton, Dubilier and Rice totaling $2.1 million for the year ended December 31, 2014. There were no amounts outstanding at December 31, 2014. This agreement terminated on October 1, 2015 as a result of Beacon’s acquisition of the Company.

Litigation

The Company is involved in various legal matters arising in the normal course of business. In the opinion of management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the consolidated financial position and results of operations of the Company.